Exhibit 1

                       CONTRIBUTION AND EXCHANGE AGREEMENT

     This Contribution and Exchange Agreement, dated as of April 4, 2005 (the "Agreement"), is entered into by and among the institutional stockholders listed on Schedule I hereto (each, a "Stockholder" and collectively, the "Stockholders"), ev3 LLC, a Delaware limited liability company ("ev3 LLC"), ev3 Inc., a Delaware corporation (the "Company"), and Micro Therapeutics, Inc., a Delaware corporation ("MTI"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 9.1 of this Agreement.

                                 R E C I T A L S

     WHEREAS, the Stockholders are the owners of the number of shares of common stock, par value $0.001 per share, of MTI ("MTI Common Stock") set forth opposite such Stockholders' names on Schedule II hereto (collectively, the "MTI Shares"), representing all of the MTI Common Stock owned directly by the Stockholders (but excluding any shares of MTI Common Stock the Stockholders may be deemed to beneficially own by virtue of their respective ownership of ev3
LLC);

     WHEREAS, the Company intends to file a Registration Statement on Form S-1 (the "Registration Statement") with the SEC pursuant to which it will pursue the Initial Public Offering of its common stock, par value $0.01 per share ("Company Common Stock");

     WHEREAS, simultaneously with the execution of this Agreement, the Company and ev3 LLC will enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which ev3 LLC will agree, on the terms and subject to the conditions set forth in the Merger Agreement, to merge (the "Merger") with and into the Company with the Company surviving the Merger, as more fully described in the Merger Agreement;

     WHEREAS, simultaneously with the execution of this Agreement, the Company and certain noteholders named therein will enter into a note contribution and exchange agreement (the "Note Contribution Agreement") pursuant to which the noteholders will agree, on the terms and subject to the conditions set forth in the Note Contribution Agreement, to contribute to the Company notes of ev3 Endovascular, Inc., which following the Merger will be a wholly owned subsidiary of the Company, in exchange for Company Common Stock, as more fully described in the Note Contribution Agreement;

     WHEREAS, on the terms and subject to the conditions set forth in this Agreement, including, without limitation, Article VII herein, effective at the Closing (as defined in Section 2.1) the Stockholders desire to contribute to ev3 LLC, and ev3 LLC desires to accept from the Stockholders, the shares of MTI Common Stock owned by them as a contribution to capital (the "Contribution"), in exchange (the "Exchange") for the issuance to the Stockholders of the number of common membership units of ev3 LLC determined in the manner set forth in Section
1.3 below (collectively, the "Common Membership Units"); and

     WHEREAS, for the purpose of Section 203 of the Delaware General Corporation Law ("DGCL") and the Rights Agreement, MTI desires to acknowledge the Contribution and Exchange and make certain representations, warranties and covenants related thereto.

     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                            CONTRIBUTION AND EXCHANGE

     Section 1.1. Contribution of MTI Common Stock. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, including, without limitation, the satisfaction (or waiver, to the extent permitted by this Agreement and applicable law) of the conditions set forth in Article VII of this Agreement, effective at the Closing each of the Stockholders hereby agrees to contribute, transfer, assign and convey to ev3 LLC all right, title and interest in and to all of the shares of MTI Common Stock owned directly by such Stockholder, which MTI Shares are set forth opposite such Stockholder's name on Schedule II hereto, together with any and all rights, privileges, benefits, obligations and liabilities appertaining thereto, reserving unto such Stockholder no rights or interests therein whatsoever, to have and to hold the same unto ev3 LLC and its heirs, legal representatives, successors and assigns, from and after the Closing to its own proper use forever.

     Section 1.2. Acceptance of Contribution. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, effective at the Closing ev3 LLC hereby agrees to accept the Contribution of the MTI Common Stock pursuant to Section 1.1.

     Section 1.3. Exchange. In consideration of the Contribution by the Stockholders and on the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, on the Closing Date and in exchange for the MTI Shares contributed to ev3 LLC pursuant to
Section 1.1, ev3 LLC shall issue and deliver to each Stockholder the number of Common Membership Units determined by dividing (i) the product obtained by multiplying (A) the number of shares of MTI Common Stock owned directly by such Stockholder (as set forth opposite the respective Stockholder's name on Schedule II hereto) by (B) the quotient obtained by dividing (1) the sum of the daily closing prices per share of MTI Common Stock as quoted on the NASDAQ National Market (symbol "MTIX") and reported in The Wall Street Journal (Northeast Edition), absent manifest error, for the twenty (20) consecutive trading days from and including the date the Registration Statement is first filed by the Company with the SEC by (2) twenty (20), by (ii) the per share Split-Adjusted Midpoint (as defined below). In the event the daily closing price per share of MTI Common Stock as quoted on the NASDAQ National Market differs from the daily closing price reported in The Wall Street Journal (Northeast Edition), the daily closing price per share of MTI Common Stock as quoted on the NASDAQ National Market shall control. The "Split-Adjusted Midpoint" shall equal the quotient obtained by dividing (i) the midpoint of the range of estimated initial public offering prices as set forth on the cover of the Preliminary Prospectus by (ii) the number of shares of Company Common Stock necessary to obtain one share of Company Common Stock in connection with the reverse split to be declared with respect to Company Common Stock that is to take effect prior to the consummation of the Initial Public Offering (the "Reverse Split"). For example, if the Preliminary Prospectus states that the Company will effect a 1 for 5 Reverse Split, clause (ii) of the definition of Split-Adjusted Midpoint shall equal 5.

     Section 1.4. No Fractional Units Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional Common Membership Units shall be issued to any Stockholder in connection with the Exchange. Instead, any fractional Common Membership Units that a Stockholder would otherwise be entitled to receive as a result of the Exchange shall be rounded up to the nearest whole number of Common Membership Units.

     Section 1.5. Power of Attorney. From and after the Closing Date, each Stockholder constitutes and appoints ev3 LLC, its successors and assigns, as the Stockholder's true and lawful attorney-in-fact, with full power of substitution, in the name of ev3 LLC or in the name of the Stockholder, to execute, deliver, file and/or record such documents, agreements and instruments as shall be necessary or appropriate to effect the Contributions pursuant to this Article I. The foregoing powers are coupled with an interest and shall be irrevocable.

     Section 1.6. Characterization. The Contribution, the transactions described in the Merger Agreement and the Note Contribution Agreement and the public's purchase of stock in the Initial Public Offering are part of an integrated plan and are intended together to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II.
                                     CLOSING

     Section 2.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:30 a.m., New York City time, on a date as may be mutually agreed to by ev3 LLC and the Stockholders that is within two (2) business days of the date the Preliminary Prospectus is first filed by the Company with the SEC (the "Closing Date"); provided, that on or before the Closing Date, all of the conditions set forth in Article VII shall have been fulfilled or waived in accordance with this Agreement, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, or such other location as ev3 LLC, the Company and the Stockholders shall mutually select.

     Section 2.2. Closing Deliveries. At the Closing,

     (a) Each Stockholder shall deliver to ev3 LLC the stock certificates representing the MTI Shares being contributed by such Stockholder, duly endorsed or accompanied by a duly executed stock power, all in appropriate form and sufficient for transfer of the MTI Shares to ev3 LLC.

     (b) ev3 LLC shall deliver to each Stockholder an amended Schedule B to the operating agreement of ev3 LLC (the "Operating Agreement") reflecting the Contribution and Exchange as contemplated by Section 4.1 thereof. [K&S: Need to include mechanism in merger agreement to adjust the schedule to the merger agreement to include the common membership units issued.]

     (c) MTI shall deliver to ev3 LLC, the Company and each Stockholder a certificate, dated the Closing Date, of the Secretary of MTI certifying to and attaching the resolutions of its Board of Directors and the Special Independent Committee setting forth the authorizations and approvals contemplated by Sections 5.2 and 5.3 of this Agreement.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF ev3 LLC

     ev3 LLC represents and warrants to each of the Stockholders as follows:

     Section 3.1. Organization. ev3 LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 3.2. Authority. The Board of Managers of ev3 LLC has authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the issuance and delivery of the Common Membership Units to the Stockholders in accordance with the terms of this Agreement and the Operating Agreement. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of ev3 LLC, enforceable against ev3 LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity.

     Section 3.3. Issuance of Common Membership Units. The Common Membership Units to be issued by ev3 LLC pursuant to this Agreement, when issued in accordance with the provisions hereof, will be validly issued by ev3 LLC, fully paid and nonassessable, and no member of ev3 LLC has, or will have, any preemptive rights to subscribe for any Common Membership Units. [K&S: Confirm you are obtaining a waiver of the subscription rights in the Holders Agreement.]

     Section 3.4. Consents; Conflicts. Except with respect to filings made in connection with exemptions from registration under state or federal securities laws, the creation, authorization, issuance, offer and sale of the Common Membership Units hereunder do not require any consent, approval or authorization of, or filing, registration or qualification with, any Person or governmental authority on the part of ev3 LLC or the vote, consent or approval in any manner of the holders of any security of ev3 LLC as a condition to the execution and delivery of this Agreement or the creation, authorization, issuance, offer and sale of the Common Membership Units hereunder. The execution and delivery by ev3 LLC of this Agreement and the performance by ev3 LLC of its obligations hereunder will not violate (i) the terms and conditions of the Operating Agreement of ev3 LLC, or any agreement or instrument to which ev3 LLC is a party or by which it is bound or (ii) subject to the accuracy of the Stockholders' representations and warranties contained herein, including, without limitation, the representations and warranties contained in Section 4.3 hereof, or any federal or state law.

                                  ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders, severally and not jointly, represents and warrants to ev3 LLC as follows:

     Section 4.1. Title to Securities. The Stockholder is the direct owner and holder of the respective number of shares of MTI Common Stock set forth opposite such Stockholder's name on Schedule II hereto and has good and valid title to such MTI Common Stock, free and clear of all liens, claims and encumbrances.

     Section 4.2. Authority. The Stockholder has full right, power and authority to contribute, transfer, assign and convey to ev3 LLC the full legal and beneficial ownership in the MTI Common Stock to be surrendered by such Stockholder pursuant to this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Stockholder and is a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or
(b) violate any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets. No action, consent or approval by, or filing with, any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any other regulatory or self-regulatory body, is required in connection with the execution and delivery by the Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     Section 4.3. Accredited Investor.

     (a) Offering Exemption. The Stockholder acknowledges that transfer of the Common Membership Units pursuant to this Agreement has not been registered under the Securities Act, nor registered or qualified under any state securities laws, and that the Common Membership Units are being offered and sold pursuant to an exemption from such registration and qualification based in part upon such Stockholder's representations contained herein.

     (b) Knowledge of Offer. The Stockholder is familiar with the business and operations of ev3 LLC and has been given the opportunity to obtain from ev3 LLC all information that such Stockholder has requested regarding its business plans and prospects.

     (c) Knowledge and Experience; Ability to Bear Economic Risks. The Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and is able to bear the economic risk of this investment in ev3 LLC (including a complete loss of the value of the Common Membership Units).

     (d) Limitations on Disposition. The Stockholder recognizes that no public market exists for the Common Membership Units, and none may exist in the future. The Stockholder acknowledges that it must bear the economic risk of this investment indefinitely unless such Stockholder's Common Membership Units are registered pursuant to the Securities Act, or an exemption from such registration is available, and unless the disposition of such Common Membership

Units is qualified or registered under applicable state securities laws or an exemption from such qualification or registration is available, and that ev3 LLC has no present intention of so registering the Common Membership Units. The Stockholder acknowledges that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such Stockholder to transfer any or all of the Common Membership Units, in the amounts, or at the times such Stockholder might propose. The Stockholder acknowledges that at the present time Rule 144 promulgated under the Securities Act by the SEC ("Rule 144") is not applicable to sales of the Common Membership Units because such units are not registered under Section 12 of the Exchange Act, and there is not publicly available the information concerning ev3 LLC specified in Rule 144. The Stockholder acknowledges that ev3 LLC is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

     (e) Accredited Investor. The Stockholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

     Section 4.4. Capacity. The Stockholder has full power and legal right to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder.

                                   ARTICLE V.
                      REPRESENTATIONS AND WARRANTIES OF MTI

     MTI represents and warrants to the Company, ev3 LLC and each of the Stockholders as follows:

     Section 5.1. Organization. MTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 5.2. Authority. The Board of Directors of MTI, including the Special Independent Committee, has authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby. No other corporate action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of MTI, enforceable against MTI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity.

     Section 5.3. Takeover Statute; Rights Agreement. MTI has taken all necessary actions such that the provisions of Section 203 of the DGCL do not and will not apply to (i) this Agreement or the Contribution or (ii) the contribution, if any, on or following the Closing Date, of the MTI Shares by ev3 LLC to Micro Investment, LLC, a Delaware limited liability company ("MI LLC") (as contemplated by Section 6.5 below), which will be a wholly owned subsidiary of the Company following the Initial Public Offering. This Agreement shall constitute an "agreement," "transaction" and "understanding" within the meaning of Section 1(a)(iii) of the Rights Agreement. The Board of Directors of MTI has approved this Agreement and the transactions contemplated hereby as contemplated by Section 1(a)(iii) of the Rights Agreement. As a result, as a consequence of this Agreement and the transactions contemplated hereby, (i) each of the Company, ev3 LLC, the Stockholders and MI LLC shall not be an "Acquiring Person" within the meaning of the Rights Agreement, (ii) a "Triggering Event" (as defined in the Rights Agreement) shall not have occurred and (iii) the Rights (as defined in the Rights Agreement) shall not separate from the MTI Common Stock as a result of any of the transactions contemplated hereby.

                                  ARTICLE VI.
                            COVENANTS OF THE PARTIES

     Section 6.1. Further Assurances. From and after the Closing Date, each Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as ev3 LLC may reasonably request for the purpose of effectively carrying out the transfer of the MTI Shares and the other transactions contemplated by this Agreement.

     Section 6.2. Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, including, without limitation, any takeover provision under the laws of the State of Delaware, the Company, ev3 LLC, MTI and the members of the Boards of Directors or Board of Managers, as the case may be, of the Company, ev3 LLC and MTI, as necessary, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statue or regulation on the transactions contemplated hereby.

     Section 6.3. Rights Agreement Inapplicable. If the transactions contemplated hereby, including, without limitation, the Contribution, the Exchange and the contribution, if any, on or following the Closing Date of the MTI Shares to MI LLC, would (a) result in the occurrence of a "Triggering Event" under the Rights Agreement, (b) cause the Company, ev3 LLC, any Stockholder or MI LLC to become an "Acquiring Person" as defined in the Rights Agreement or (c) otherwise cause the exercise of any "Right" issued pursuant to the Rights Agreement or the issuance or exercise of any "Rights Certificate" under the Rights Agreement, MTI will promptly cause the Rights Agreement to be duly amended to prevent any such characterization.

     Section 6.4. HSR Act. To the extent required, the Company, ev3 LLC, MTI and/or the Stockholders agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. ev3 LLC shall be responsible for any and all costs and expenses incurred by the Stockholders in connection with any such HSR Act filings.

     Section 6.5. Transfer of MTI Common Stock to MI LLC. MTI acknowledges that following the IPO Closing Date, ev3 LLC may, but is not obligated to, transfer some or all of the MTI Shares to MI LLC. If reasonably requested by ev3 LLC, MTI shall, in addition to its obligations pursuant to Sections 6.2 and 6.3 above, execute and deliver, or cause to be executed and delivered, such approvals or documents as ev3 LLC may reasonably request for the purpose of effectively carrying out the transfer of the MTI Common Stock to MI LLC.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

     The obligations of ev3 LLC and each of the Stockholders to effect the Contribution and the Exchange on the Closing Date shall be subject to the satisfaction, prior thereto or concurrently therewith, or waiver, of the following conditions:

     Section 7.1. Injunction. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. or foreign governmental authority of competent jurisdiction shall be in effect, having the effect of making the Contribution, the Exchange and/or the Initial Public Offering, illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

     Section 7.2. HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement and/or the Initial Public Offering under the HSR Act shall have been terminated or shall have expired.

                                 ARTICLE VIII.
                                   TERMINATION

     Section 8.1. Termination.

     (a) Mutual Consent. This Agreement may be terminated with the mutual written consent of ev3 LLC, the Company and each Stockholder.

     (b) Outside Date. Unless otherwise agreed by ev3 LLC and the Stockholders, this Agreement may be terminated by ev3 LLC or the Stockholders (jointly and not severally) in the event that the Initial Public Offering shall not have occurred on or before September 30, 2005.

     Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, ev3 LLC shall remain obligated to reimburse each Stockholder for the expenses described in Section 9.5 of this Agreement. In the event this Agreement shall be terminated, the parties agree to take any and all actions and to file any and all instruments and documents as shall be necessary, appropriate or, upon the reasonable request of any party hereto, desirable, in order to restore all parties, including the Stockholders, to their respective rights and obligations as if this Agreement had not been executed.

                                  ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

     Section 9.1. Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

     (a) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (b) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     (c) "Initial Public Offering" shall mean the underwritten initial public offering pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of the Company Common Stock to the public generally at a price to the public which places upon the Company a value (calculated by multiplying the number of shares of common stock outstanding on a fully diluted basis immediately prior to such offering by the per share initial public offering price (before giving effect to the underwriting discount), as set forth on the cover of the final prospectus for such offering) of at least $150 million and in which the net proceeds to the Company are not less than $40 million and as a result of which the shares of Company Common Stock are designated for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

     (d) "Person" shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     (e) "Preliminary Prospectus" shall mean the first prospectus filed with the SEC which contains on the cover thereof (i) a range of estimated initial public offering prices in connection with the Initial Public Offering and (ii) the ratio to be applied in connection with the Reverse Split.

     (f) "Rights Agreement" shall mean the Rights Agreement, dated as of June 3, 1999, between MTI and U.S. Stock Transfer Corporation, as Rights Agent, as amended.

     (g) "SEC" shall mean the Securities and Exchange Commission.

     (h) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     (i) "Special Independent Committee" shall mean the special independent committee of the Board of Directors of MTI consisting of Richard D. Randall and George Wallace.

     (j) "Takeover Statute" shall mean any corporate takeover provision under laws of the State of Delaware or any other state or federal "fair price," "moratorium,"
"control share acquisition" or other similar antitakeover statute or regulation.

     Section 9.2. Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

     (a) if to the Stockholders, at the address or facsimile number listed on
Schedule I hereto, or at such other address or facsimile number as may have been furnished to the Company ev3 LLC, the other Stockholders and MTI in writing;

     (b) if to the Company, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address or facsimile as the Company may have furnished in writing to each of the Stockholders and MTI;

     (c) if to ev3 LLC, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address or facsimile as ev3 LLC may have furnished in writing to each of the Stockholders and MTI; and

     (d) if to MTI, at 2 Goodyear, Irvine, California 92618 (facsimile: (949) 465-1743), marked for attention of President, or at such other address or facsimile number as MTI may have furnished in writing to ev3 LLC, the Company and each of the Stockholders.

Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a business day and delivered during regular business hours, otherwise the first business day thereafter; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     Section 9.3. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified, waived or amended in any manner except by an instrument in writing duly executed by the Company, ev3 LLC and each of the Stockholders, and, solely with respect to Articles V, VI and IX, MTI.

     Section 9.4. Assignment; Parties in Interest.

     (a) Assignment. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company, ev3 LLC and each of the Stockholders.

     (b) Parties in Interest. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and assigns.

     Section 9.5. Expenses and Taxes.

     (a) Whether or not the Closing occurs, ev3 LLC agrees to pay the Stockholder's and MTI's out-of-pocket expenses, including the reasonable fees and disbursements of one counsel selected by the Stockholders and counsel selected by MTI, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement or such other agreements, and any amendments to the same.

     (b) ev3 LLC will pay, and save and hold each Stockholder harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable as a result of the transactions contemplated by this Agreement.

     Section 9.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein. The Schedules to this Agreement are incorporated herein and made a part hereof and are an integral part of this Agreement.

     Section 9.7. Descriptive Headings. The descriptive headings of the several sections (including subsections) of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 9.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto (including by facsimile), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     Section 9.9. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

     Section 9.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     Section 9.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     Section 9.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any party under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

     Section 9.13. Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                        ev3 LLC

                                        By: /s/ James M. Corbett
                                            ---------------------------
                                            Name:  James M. Corbett
                                            Title: President and Chief
                                                   Executive Officer

                                        ev3 Inc.

                                        By: /s/ James M. Corbett
                                            ---------------------------
                                            Name:  James M. Corbett
                                            Title: President and Chief
                                                   Executive Officer


                                        WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Elizabeth H. Weatherman
                                             ---------------------------
                                             Name:  Elizabeth H. Weatherman
                                             Title: Partner


                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS I, C.V.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Elizabeth H. Weatherman
                                             ---------------------------
                                             Name:  Elizabeth H. Weatherman
                                             Title: Partner


                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS II, C.V.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Elizabeth H. Weatherman
                                             ---------------------------
                                             Name:  Elizabeth H. Weatherman
                                             Title: Partner

                                        WARBURG, PINCUS NETHERLANDS EQUITY
                                        PARTNERS III, C.V.

                                        By:  Warburg Pincus Partners LLC,
                                             its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member

                                        By:  /s/ Elizabeth H. Weatherman
                                             ---------------------------
                                             Name:  Elizabeth H. Weatherman
                                             Title: Partner


                                        VERTICAL FUND I, L.P.

                                        By:  Vertical Group, L.P.,
                                             General Partner

                                        By:  /s/ John E. Runnells
                                             ---------------------------
                                             Name:  John E. Runnells
                                             Title: General Partner


                                        VERTICAL FUND II, L.P.

                                        By:  Vertical Group, L.P.,
                                             General Partner

                                        By:  /s/ John E. Runnells
                                             ---------------------------
                                             Name:  John E. Runnells
                                             Title: General Partner


                                        MICRO THERAPEUTICS, INC.

                                        By:  /s/ Thomas C. Wilder III
                                             ---------------------------
                                             Name:  Thomas C. Wilder III
                                             Title: President and CEO